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Exhibit 21


    Subsidiaries of The Guarantee Life Companies Inc. as of March 31, 1997
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     Guarantee Life Insurance Company, a Nebraska stock insurance company.


    Guarantee Protective Life Company, a Nebraska stock insurance company.



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